EXHIBIT 8



                  [Letterhead of Cravath, Swaine & Moore]




                                                              April 17, 1997

                         Agreement and Plan of Merger
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                         Dated as of February 6, 1997
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                   Among Revco D.S., Inc., CVS Corporation
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                          and North Acquisition Corp.
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Dear Ladies and Gentlemen:

      We have acted as counsel for Revco D.S. Inc., a Delaware corporation ("Revco"), in connection with the proposed merger (the "Merger") of North Acquisition Corp., a Delaware corporation ("Merger Subsidiary") and a wholly-owned subsidiary of CVS Corporation, a Delaware Corporation ("CVS"), with and into Revco pursuant to an Agreement and Plan of Merger dated as of February 6, 1997, as amended (the "Merger Agreement"), among Revco, CVS and Merger Subsidiary. Under the Merger Agreement, each issued and outstanding share of common stock of Revco not owned directly or indirectly by Revco or CVS will be exchanged for common stock of CVS.

      In that connection, you have requested our opinion regarding the material Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Joint Proxy Statement/Prospectus of Revco and CVS (the "Proxy Statement/Prospectus") that forms part of Amendment No. 1 to the Registration Statement on Form S-4 of CVS filed with the Securities and Exchange Commission on April 17, 1997 (the "Registration Statement"), under the Securities Act of 1933, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that
(i) the Merger will be consummated in the manner contemplated by the Joint Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement and (ii) the representations made to us by Revco and CVS in their respective letters to us dated as of the date hereof, and delivered to us for purposes of this opinion are accurate and complete.

      Based on upon the foregoing, in our opinion, for Federal income tax purposes, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Revco, CVS, and Merger Subsidiary will each be a party to such reorganization within the meaning of Section 368(b) of the Code. Accordingly, neither Revco nor any of its stockholders will recognize gain or loss for U.S. Federal income tax purposes as a result of the Merger (other than cash in lieu of fractional shares).

      The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from Revco and CVS referred to above, which we have assumed will be true as of the effective time of the Merger. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

      We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us in the Proxy
Statement/Prospectus under the caption "The Merger--Certain U.S. Federal Income Tax Consequences".

      This opinion is being provided solely for the benefit of Revco and its stockholders. No other person or party shall be entitled to rely on this opinion.

                                           Very truly yours,

                                           Cravath, Swaine & Moore